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EXHIBIT 3.37

OPERATING AGREEMENT OF
APCOA LaSALLE PARKING COMPANY, LLC

  THIS AGREEMENT IS ADOPTED effective as of the 21st day of December, 1998, by:

  HENRY O'CONNOR, JR. ("O'Connor"), a person of the full age of majority and a resident of the Parish of Orleans, State of Louisiana,

and

  APCOA/STANDARD PARKING INC. ("APCOA"), a Delaware corporation, represented herein by Thomas L. Hagerman, its Senior Vice President.

who constitute, respectively, the organizer and sole member of APCOA LaSALLE PARKING COMPANY, LLC (the "Company") and shall be and constitute the Operating Agreement of the Company and its Members and any permitted assignees of its Members.

        IN CONSIDERATION OF THE MUTUAL PROMISES MADE HEREIN, the parties, intending to be legally bound, do hereby set forth as the Operating Agreement of the Company and its Members and assignees as follows:

ARTICLE 1

DEFINITIONS

        The following terms have the following respective meanings (unless the context otherwise requires). The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and conversely, as the context requires; provided further, that any rights, duties or obligations contained in the definitions shall be fully binding on the parties hereto and shall not be limited in scope or applicability as a result of being contained in this Article 1.

        1.1    Act—The Limited Liability Company Law of Louisiana, L.R.S.A. §12:1301 et. seq., as amended, or any successor statute thereto.

        1.2    Advance—Any extension of credit by a Member to the Company for the purpose of enabling the Company to fund its operations without the necessity of obtaining financing from unrelated parties or requesting additional capital from the Members.

        1.3    Agreement—This Operating Agreement, as the same may be amended, modified, supplemented, or restated from time to time in accordance with the provisions of this Agreement.

        1.4    Articles of Organization—The documents identified in Section 2.1.

        1.5    Assignee—A Person to whom an assignment of an Interest in the Company permitted under Article 11 has been made, but who has not been admitted as a Member of the Company.

        1.6    Available Cash—The gross receipts of the Company on hand from time to time after (i) payment of all Operating Expenses of the Company as of such time; (ii) provision for payment of all outstanding and unpaid current obligations of the Company as of such time; (iii) provisions for a working capital reserve; (iv) expenditures and/or reserves for capital improvements. Available Cash shall not include Sale or Financing Proceeds distributable under Section 4.3 hereof.

        1.7    Capital Account—That separate Capital Account maintained by the Company for each Member and Assignee; and the amount of each such Person's Capital Account, as of any given date.

        1.8    Capital Contribution—With respect to any Member, the amount of money or other property contributed to the capital of the Company by such Member pursuant to Article 3 hereof and any other amounts of money or property actually contributed to the Company's capital by such Member.

        1.9    Code—The Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

        1.10    Disposition—Any sale, transfer, gift, donation, assignment, or other disposition, whether voluntary or involuntary, and whether during the lifetime of the Person involved or upon or after his death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.

        1.11    Dissolution Event—Subject to the limitations and restrictions of Section 12.1, any of the occurrences described in clauses (i) through (v) below:

          (i)    The expiration or termination of the term of the Company as set forth in Section 2.5;

          (ii)  The written consent of the Members owning not less than 70 percent of the Voting Interests to the dissolution and winding up of the Company;

          (iii)  The entry of a decree of judicial dissolution of the Company pursuant to and under §12:1335 of the Act;

          (iv)  The sale or other disposition of all or substantially all of the Company's properties and investments (including purchase money security interests); and

          (v)  The Incapacity of any Member.

        1.12    Fiscal Year—The fiscal year of the Company shall mean a twelve (12) month period with a December 31 year-end (or such other date required under the Code); provided, however, that the initial Fiscal Year of the Company shall commence on the date of formation of the Company and end on December 31, 1998 (except to the extent that a different year-end shall be required under the Code).

        1.13    Incapacity—The insolvency, bankruptcy, dissolution or termination (other than by merger or consolidation), as the case may be, of any Member.

        1.14    Interest—The entire legal and equitable ownership interest in the Company of a Member or Assignee at any particular time.

        1.15    Land—The land and the improvements located thereon which are described in Schedule "B".

        1.16    Manager—APCOA/Standard Parking, Inc.

        1.17    Members—Initially, APCOA as the sole Member, and any Persons hereafter admitted as members of the Company. "Member" shall mean any one of the Members.

        1.18    Mortgage—Any mortgage, security agreement or other instrument in the nature thereof, constituting a lien or grant of security title or a security interest in and upon any interest or estate in the Property or any portion thereof.

        1.19    Operating Expenses—All ordinary and necessary costs, expenses, or charges incurred in connection with the operation of the affairs of the Company.

        1.20    Person—Any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

        1.21    Profits or Losses—For each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss).

        1.22    Property—The leasehold interest together with all improvements now and hereafter situated on the Land, including the garage.

        1.23    Sale or Financing Proceeds—Cash proceeds of the Company attributable to the sale or other disposition (other than in the ordinary course of business) or financing or refinancing of the Property, less payment of all brokerage fees, if any, and other costs, fees, commissions and expenses of the transaction.

        1.24    Voting Interest—A Member's percentage interest for purposes of voting on or giving consent to any matter for which the Members may vote or otherwise give consent as provided under this Agreement or in the Act. The percentage interest of each Member initially shall be as set forth on Schedule "A".

ARTICLE 2

ORGANIZATION

        2.1    Organization—The Company was organized pursuant to Articles of Organization executed December     , 1998 before Rose H. Delaney, Notary Public, registered with the Secretary of State of the State of Louisiana on December            , 1998.

        2.2    Business and Purpose of the Company—The nature of the business and of the purposes to be conducted and promoted by the limited liability company is to engage solely in the following activities:

    1.
    To develop, construct, own, acquire by lease or otherwise, operate, repair and maintain commercial parking facilities situated in and upon the Land and all improvements now and hereafter constructed thereon.

    2.
    To own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property.

    3.
    To exercise all powers enumerated in the Limited Liability Company Law of the State of Louisiana necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

        2.3    Maintenance of Qualification of Company as a Limited Liability Company—The Members agree to execute from time to time all such certificates and other documents as may be appropriate to comply with the requirements for the transaction of business of ownership or leasing of property by a limited liability company in all jurisdictions where the Company may from time to time desire to conduct business or own or lease property.

        2.4    Name—The business of the Company shall be conducted under the name APCOA LaSALLE PARKING COMPANY, LLC

        2.5    Principal Place of Business—The principal place of business and office of the Company shall be located at 1001 Howard Avenue, Suite 2403, New Orleans, Louisiana 70113, but the Managers may change the location or jurisdiction of the Company's principal place of business and office at such locations and in such jurisdictions as may, from time to time, be determined by the Managers.

        2.6    Term of Company—The Company's existence commenced on December    , 1998, and, unless sooner dissolved pursuant to Article 10, the Company shall continue in existence through, and dissolve on, December 31, 2050 (the "Initial Term"). Notwithstanding any provision hereof to the contrary, the following shall govern: To the extent permissible under applicable federal and state tax law, the vote of a majority-in-interest of the remaining Members is sufficient to continue the life of the Company.

        2.7    Investment Representation of Members—Each Member represents and warrants that he is acquiring his Interest for his own account, for investment, and not with a view to the sale or distribution thereof.

ARTICLE 3

CAPITAL CONTRIBUTIONS

        3.1    Initial Capital Contributions of the Members—Each Member will contribute to the capital of the Company an initial capital contribution, the amount or nature and value of which is set forth opposite each such Member's name on Schedule "A" hereto.

ARTICLE 4

CASH DISTRIBUTIONS

        4.1    Advances by Members—Any Advances from Members and Assignees to the Company that are repayable from Available Cash of the Company or Sale or Financing Proceeds shall be repaid prior to any distributions to the Members and assignees.

        4.2    Available Cash—Except as otherwise provided in Section 12.5 hereof, Available Cash, if any, shall be distributed for each Fiscal Year, within thirty (30) days after the close thereof, to Members and Assignees as follows:

          (i)    First, to any accrued and unpaid interest on Advances by Members and Assignees to the Company, such payments to be allocated among the Members and Assignees in proportion to the outstanding balances of such accrued interest to the Members and Assignees;

          (ii)  Second, to the unpaid principal balances of Advances by Members and Assignees to the Company with such repayments to be allocated among the Members and Assignees in proportion to the outstanding principal balances of such advances by the Members and Assignees to the Company; and

          (iii)  Third, to the Members and Assignees in the following proportions:

APCOA	100%
TOTAL	100%

        4.3    Sale or Financing Proceeds—Except as provided in Section 12.5 hereof, any Sale or Financing Proceeds shall be distributed in the following order of priority:

          (i)    First, to creditors of the Company (including Members and Assignees who have made loans (other than Advances to the Company) in payment of the unpaid liabilities of the Company to the extent required by law or under agreements with such creditors;

          (ii)  Second, to the setting up of any reserves which the Managers reasonably deem necessary for any anticipated, contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the conduct of the Company's business, including reserves for replacements, capital improvements and additions authorized herein. At the expiration of such period as the Managers reasonably deem advisable, the balance thereof shall be distributed in accordance with this Section 4.3;

          (iii)  Third, to any accrued and unpaid interest on Advances by Members and Assignees to the Company, such payments to be allocated among the Members and assignees in proportion to the outstanding balances of such accrued interest to the Members and Assignees;

          (iv)  Fourth, to the unpaid principal balances of Advances by Members and Assignees to the Company with such repayments to be allocated among the Members and assignees in proportion to the outstanding principal balances of such Advances by the Members and Assignees to the Company; and

          (v)  Fifth, to the Members and Assignees in the following proportions:

Name	Percentage
APCOA	100%
TOTAL	100%

ARTICLE 5

ALLOCATIONS OF PROFITS AND LOSSES AND ITEMS OF INCOME, GAIN, LOSS AND DEDUCTION

        5.1    Profits—Profits for any Fiscal Year shall be allocated in the following order and priority:

          (i)    First, to the Members and Assignees in the same ratio that Losses were allocated pursuant to Section 5.2, until the cumulative Profits allocated pursuant to this Section 5.1(i) are equal to the cumulative Losses allocated pursuant to Section 5.2 for all prior periods;

          (ii)  Second, to the Members and Assignees in the following proportions:

APCOA	100%
TOTAL	100%

        5.2    Losses—Losses for any Fiscal Year shall be allocated in the following order and priority:

          (i)    First, to the Members and Assignees in the following proportions:

APCOA	100%
TOTAL	100%

ARTICLE 6

STATUS OF MEMBERS

        6.1    Limited Liability of Members—Under this Agreement, no Member shall have any personal liability whatsoever, whether to the Company, to any of the Members, or to the creditors of the Company, for the debts of the Company or any of its losses.

        6.2    No Right to Withdraw From the Company and/or to Demand Return of Capital Contributions—No Member shall have the right to withdraw from the Company and/or any right to demand the return of its Capital Contributions or to receive any distribution from the Company except as herein provided. Each Member hereby specifically waives any right of such Member to withdraw from the Company.

        6.3    Obligations of Members to Each Other—As between the Members, and not for the benefit of any third Person, each such Member shall be accountable to the other Members for the acts and omissions of such Member, but only to the extent that such acts or omissions constitute gross negligence, fraud or breach of any fiduciary obligation that the Member owes to the other Members as provided under L.R.S.A. §12:1314. Each Member hereby agrees to indemnify and hold harmless each other Member from and against all claims, losses, damages, costs, obligations and expenses (including, without limitation, reasonable attorneys' fees) of whatever nature arising from any act or omission of such Member constituting gross negligence, fraud or breach of a fiduciary obligation.

ARTICLE 7

MANAGEMENT OF THE COMPANY; POWERS, RIGHTS AND DUTIES OF THE MANAGER

        7.1    Designation of the Manager—Any Person may be designated as the Manager of the Company. APCOA shall be the initial Manager of the Company.

        7.2    Authority of the Manager—The overall management and control of the Company shall be vested in the Manager. Accordingly, except as provided to the contrary in this Agreement, the Manager shall make all decisions and is authorized to take any action of any kind and to do anything and everything it reasonably deems necessary in connection with the business of the Company, including, without restriction, the authority to:

          (i)    Sell, exchange, lease, mortgage, pledge, or otherwise transfer all or substantially all of the assets of the Company; and

          (ii)  Alienate, lease, encumber or grant a security interest in any movable or immovable property of the Company.

Any mortgage, chattel mortgage or security agreement granted on behalf of the Company by its Manager with respect to any of the movable or immovable property of the Company may include a confession of judgment, waiver of appraisal, pact de non alienando, authorization of executory process and all other usual Louisiana security clauses.

        7.3    Company Action and Decisions—Any Person dealing with the Company may rely on a certificate signed by the Manager as to: (1) the identity of any Member; (2) the existence or non-existence of any consents, approvals or other facts or circumstances that constitute conditions precedent to acts by the Company or are otherwise germane to the affairs of the Company; (3) the identity of Persons who are authorized to execute and deliver any instrument or document for the Company; (4) the ownership of Interests in the Company; and (5) any other facts or circumstances relating to the Company or its affairs.

        7.4    Execution of Instruments or Documents—The Manager shall have the power to authorize any Person to enter into and execute on behalf of the Company, each and every document that may be required to be executed by the Company in connection with any matter involving the Company, including, but not limited to, acts of mortgage with the required and customary Louisiana Security clauses, including confession of judgment, the right to executory process, waiver of appraisal and the pact de non alienando.

ARTICLE 8

DEATH, RESIGNATION REMOVAL OF MANAGER

        8.1    Removal of Manager—A Manager may be removed for cause at any time, but only upon the concurrence in such removal of not less than sixty-six and two-thirds (66 2/3%) percent of all Voting Interests other than those of the Manager whose removal is at issue.

        8.2    Continuity of Obligations After Withdrawal—Anything herein contained to the contrary notwithstanding, any Manager who withdraws from the Company shall remain liable for all of his obligations under this Agreement incurred or accrued prior to the date of his withdrawal.

ARTICLE 9

FEES TO THE MEMBERS AND THEIR AFFILIATES

        9.1    Reimbursement of Members' Expenses—The Company, upon approval of a majority of the Voting Interest, shall reimburse the Members for the following, whether or not incurred prior to the organization of the Company: (i) reasonable fees and expenses incurred in connection with the organization and capitalization of the Company, (u) any reasonable fees and expenses of third parties or costs of services, goods or property directly attributable to the Company or the Property, and (iii) any other reasonable expenses attributable to the Company, whether expended or capitalized.

ARTICLE 10

BOOKS AND RECORDS, BANK ACCOUNTS, REPORTS AND TAX RETURNS

        10.1    Books and Records—The Manager shall maintain or cause to be maintained accurate books and records of account in which there shall be entered all matters relating to the Company, including all income, expenditures, assets and liabilities. In all events such books and records shall be maintained in a fashion and shall contain such information sufficient to enable the accountants retained by the Company to certify the Company's annual financial statements.

        10.2    Access to Books and Records—Members and their designees, shall at all time have full and complete access to the books and records, together with all supporting data, vouchers, invoices, documents, data and other information relating to the Company and the Property.

        10.3    Bank Accounts—The Manager shall open and maintain (in the name of the Company) one or more bank accounts in banks or savings and loan associations, the deposits of which are insured by an agency of the United States Government, in which shall be deposited all funds of the Company. Withdrawals from such account or accounts shall be made upon the signature or signatures of such Person or Persons as the Manager shall designate. There shall be no commingling of the assets of the Company with the assets of any other Person.

        10.4    Tax Matters Partner—APCOA is hereby designated as the "tax matters partners" as that term is defined in Code section 6231(a)(7).

ARTICLE 11

DISPOSITIONS OF INTERESTS IN THE COMPANY

        11.1    Transfer of Interests—The term "transfer" when used in this Article 11 with respect to the Interest of a Member or Assignee in the Company includes any Disposition. No Interest of a Member or Assignee in the Company shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of any Interest of a Member or Assignee in the Company not made in accordance with this Article 11 shall be null and void and shall be of no force or effect.

        11.2    Members: Involuntary Transfers—Upon the Incapacity of a Member or Assignees, his Interest shall pass to his successors, heirs, trustee, executor or other legal representative, as the case may be; provided, however, that such transferee shall not be admitted as a Member except in accordance with this Article 11. Provided further, that in no event shall such Persons have any power or right to demand or obtain the return of the Incapacitated Member's capital contribution nor shall such Person have any right or power to forfeit the Interest of the Incapacitated Member.

        11.3    Voluntary Transfers—A Member or Assignee may transfer his interest if all of the following terms and conditions have been satisfied:

          (i)    All of the Members consent in writing to the transfer to such transferee, which consent may be given or withheld in their sole and absolute discretion; and

          (ii)  A duly executed and acknowledged written instrument of assignment executed by the transferor and the transferee, in form and substance satisfactory to the Manager, setting forth the assignment of the Interest and the name and address of the transferee shall be delivered to the Manager.

        11.4    Transfers to Creditor—If required by a creditor of the Company which has provided financing to the Company in connection with its acquisition of the Property, all of the Members of the Company (but not less than all) may pledge, collaterally assign and/or grant a security interest in their respective Interests in favor of such Company as security for a guarantee by such Members of the obligations of the Company. In the event that such creditor shall become the owner of the encumbered Interests upon execution of the collateral rights or security interests established in its favor, such creditor shall succeed to the interests of the Member whose Interest it has acquired, and shall be admitted as a Member of the Company upon its demand, notwithstanding any other provision of this Article 11.

        11.5    Other Transfers Prohibited—Except as otherwise expressly provided in this Agreement, no Interest may be sold, exchanged, transferred, assigned, donated, pledged, hypothecated, encumbered, or otherwise disposed of without the prior unanimous written consent of all of the Members.

        11.6    Admission of Transferee as a Member—No transferee of an Interest under this Article 11 shall have the right to become a Member in place of his predecessor in interest unless and until (i) such transferee shall have designed such intention in a written instrument; (ii) the written consent of all of the Members to such substitution shall have been obtained, which consent the Members may, in their sole and absolute discretion, withhold; (iii) the instrument or evidence of transfer shall be in form and substance satisfactory to the Manager; (iv) the transferor and transferee shall have executed and acknowledged such other instrument or instruments as the Manager may reasonably require to effectuate or evidence such admission; (v) the transferee shall have accepted, adopted and approved in writing all the terms and provisions of this Agreement and agreed to discharge all obligations accruing with respect to his Interest; (vi) an amendment to this Agreement shall have been executed; (vii) the transferee shall have paid or made provisions satisfactory to the Manager for payment of all expenses and fees incurred in connection with his admission as a Member.

        11.7    Rights of Assignees—Unless admitted to the Company as a Member, an Assignee shall not be admitted as a Member and shall not be entitled to any of the rights, powers or privileges of his predecessor in interest, other than the right to receive and be credited or debited with his proportionate share of Profits, Losses and any other items of income, gain, loss and deduction (or items thereof) and Distributions, and any other right specifically permitted to an Assignee under the express terms of this Agreement.

ARTICLE 12

POWER OF ATIORNEY

        12.1    Grant of Power of Attorney—Each Member hereby irrevocably constitutes and appoints the Manager (with full power of substitution and resubstitution) as his true and lawful attorneys and agents with full power and authority, in his name, place, and stead to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (a) all such certificates and instruments that the Manager considers necessary or appropriate to qualify or continue the Company as a limited liability company or conduct the business of the Company in the jurisdictions in which the Company may conduct business or own or lease property, (b) all amendments to this Agreement, amendments to the Articles of Organization, or organization of the Company, and other instruments that the Manager considers necessary or appropriate to effect a change or modification of the Company in accordance with the terms of this Agreement including, without limitation, those amendments relating to the admission of additional or substitute Members or the withdrawal of Members and amendments approved pursuant to the provisions hereof, and (c) all Articles and certificates of dissolution, conveyances, and other instruments that the Manager considers necessary or appropriate to effect the acquisition, disposition, pledge, mortgage, hypothecation, encumbrance, or exchange of any assets of the Company, or the dissolution and termination of the Company.

        12.2    Nature of Power of Attorney—The power of attorney granted herein shall be considered to be coupled with an interest, shall be irrevocable, and shall survive the death, incompetency, or termination of existence of a Member or Assignee. Any Person dealing with the Company may conclusively presume and rely upon the fact that any such instrument executed by the attorney and agent herein appointed is valid and binding without further inquiry.

ARTICLE 13

DISSOLUTION, TERMINATION, AND WINDING UP

        13.1    Dissolution—The Company shall be dissolved only upon the occurrence of a Dissolution Event. Provided, however, that as long as any portion of the Property is subject to a first priority mortgage lien, the Company shall not be dissolved or liquidated for any reason.

        13.2    Appointment of Liquidator—If the Company is dissolved for any reason, then the Manager shall act as the Liquidator.

        13.3    Termination and Winding Up—If the Company is dissolved for any reason, the Liquidator shall commence to terminate and wind up the affairs of the Company in as expeditious a manner as is reasonably practicable. The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Manager under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time, not to exceed two (2) years after the date of dissolution of the Company, as shall be reasonably required in the good faith judgment of the Liquidator to complete the termination and winding up and dissolution of the Company as provided for herein.

        13.4    Reserves—After making payment or provision for payment of all debts and liabilities of the Company and all expenses of liquidation, the Liquidator may set up, for a period not to exceed two (2) years from the date of occurrence of the Dissolution Event, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.

        13.5    Distributions to Members—Upon a dissolution of the Company, the Liquidator shall take full account of the Company's liabilities and property, and the Company's property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (including Available Cash generated after dissolution), to the extent sufficient therefor, shall be applied and distributed in the following order of priority:

          (i)    First, to the creditors, including Members, of the Company in payment of the unpaid liabilities of the Company to the extent required by law or under agreements with such creditors;

          (ii)  Second, subject to Section 13.4 hereof, to the creation or funding of any reserves which the Liquidator deems necessary for any anticipated, contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the conduct of the Company's business;

          (iii)  Third, to any accrued interest on Advances by Members and Assignees to the Company, such payments to be allocated among the Members and Assignees in proportion to the outstanding balances of such accrued interest to the Members and Assignees;

          (iv)  Fourth, to the unpaid principal balance of Advances by Members and Assignees to the Company with such repayments to be allocated among the Members and Assignees in proportion to the outstanding principal balances of such advances by the Members and Assignees to the Company;

          (v)  Fifth, to the Members and Assignees in the following proportions:

APCOA	100%
TOTAL	100%

ARTICLE 14

MISCELLANEOUS

        14.1    Entire Agreement—This Agreement, including the Schedules attached hereto, is the entire agreement among the parties hereto relating to the subject matter hereof. It supersedes all prior agreements pertaining to the subject matter hereof.

        14.2    Construction—This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Louisiana applicable to contracts made and to be performed wholly within such state.

        14.3    Coordination—In the event of any conflict between this Agreement and the Articles of Organization, the terms of the Articles of Organization shall prevail.

        14.4    Notice—Any notice, statement, or report required by this Agreement shall be considered given at the time set forth in the last sentence hereof if a written copy is personally delivered, or mailed, postage prepaid, certified or registered mail, return receipt requested, and deposited in the United States mail, or sent by a nationally recognized express courier service for next day delivery. For purposes of notice, the addresses of the Members shall be set forth on Schedule "A" attached hereto, and the address of the Company as set forth in Section 2.4 hereof. Any such Member may change his address for notices by giving notice of such change to the remaining Members. The Managers may change the address of the Company by giving notice to the Members. Any notice or other communication will be considered to have been given when personally delivered, or, if sent by mail, as of the third business day after the date on which it is deposited in the United States mail in compliance with the terms of this Section 14.4, or, if sent by a nationally recognized express courier service for next day delivery, twenty-four (24) hours after shipment by such service.

        14.5    Meetings of the Members—A meeting of the Members may be called by the Managers or by Members who are the record owners of more than twenty (20%) percent of the Voting Interests if they make a written request therefor to the Managers, in which case the Managers shall give notice of the meeting so called within ten (10) days after such a request for a meeting is furnished. The notice will state the nature of the business to be transacted, and no other business will be considered. A meeting of the Members will be held not less than ten (10) or more than thirty (30) days after the date of mailing of notice of such meeting. Members may vote in person or by proxy at any such meeting on matters permitted to be voted on pursuant to this Agreement. The presence in person or by proxy of Members who are the record holders of not less than fifty (50%) percent of the Voting Interests shall constitute a quorum.

        14.6    Waiver—No waiver of any rights under this Agreement shall be deemed effective unless the same is set forth in writing and signed by the parties giving such waivers, and no waiver of any rights shall be deemed to be a waiver of any such rights in the future.

        14.7    Captions—The captions are included herein for convenience and do not constitute a part of this Agreement.

        14.8    Successors and Assigns—This Agreement and all the terms and provisions hereof shall be binding upon and (subject to the provisions of Article 10 hereof) inure to the benefit of the Members and their respective legal representatives, heirs, successors and assigns.

        14.9    References and Gender—All references to "Articles," "Sections," "Subsections," and "Paragraphs" contained herein are, unless specifically indicated otherwise, references to articles, sections, subsections, and paragraphs of this Agreement. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

        14.10    Invalid Provisions—If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

        14.11    Multiple Counterparts—This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement notwithstanding that all of the Members may not have executed the same counterpart; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

        14.12    Interpretation—No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental, judicial or arbitral authority by reason of such party having or being deemed to have drafted, devised or imposed such provision.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove written.

/s/ HENRY O'CONNOR, JR. HENRY O'CONNOR, JR.
APCOA/STANDARD PARKING, INC.
BY:	/s/ THOMAS L. HAGERMAN Thomas L. Hagerman, Senior Vice President

Member	Address	Initial Capital Contribution	Initial Interest	Initial Voting Interest	Additional Required Capital Contribution
Apcoa/Standard Parking, Inc.	25550 Chagrin Boulevard Cleveland, OH 44122	$1,000.00	100.0%	100.0%	-0-
TOTAL		$1,000.00	100.0%	100.0%

SCHEDULE "B"

A certain portion of ground together with all improvements thereon, and all rights, ways, privileges, servitudes and advantages thereunto belonging or in anywise appertaining, situated in the First District Square 340 bounded by Perdido Street, LaSalle Street, Gravier Street and the former S. Liberty Street in the City of New Orleans, State of Louisiana being that parcel of land designated as State Lease Parcel on a survey by the office of Gandolfo, Kuhn & Associates dated November 13, 1998 (Drawing N-31) and more fully described as follows:

Commence at a point on the intersection of the Northerly line of Perdido Street and the Easterly line of LaSalle Street being the Point of Beginning;

thence go along said line of LaSalle Street a distance of 435.95 feet to a point on the southerly line of Gravier Street;

thence go along said line of Gravier Street at an interior angle of 81°10'05" a distance of 175.35 feet to a point along the (projected) westerly building line of The Louisiana State Office Building;

thence go along said line of the polished marble of the Louisiana State Office Building at an interior angle of 89°55'43" a distance of 430.78 feet to a point on the northerly line of Perdido Street;

thence go along said line of Perdido Street at an interior angle of 90°04'17" a distance of 107.88 to the point of beginning at a closing angle of 98°49'55". Containing 1.40 acres.

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  EXHIBIT 3.37
OPERATING AGREEMENT OF APCOA LaSALLE PARKING COMPANY, LLC
ARTICLE 1 DEFINITIONS
ARTICLE 2 ORGANIZATION
ARTICLE 3 CAPITAL CONTRIBUTIONS
ARTICLE 4 CASH DISTRIBUTIONS
ARTICLE 5 ALLOCATIONS OF PROFITS AND LOSSES AND ITEMS OF INCOME, GAIN, LOSS AND DEDUCTION
ARTICLE 6 STATUS OF MEMBERS
ARTICLE 7 MANAGEMENT OF THE COMPANY; POWERS, RIGHTS AND DUTIES OF THE MANAGER
ARTICLE 8 DEATH, RESIGNATION REMOVAL OF MANAGER
ARTICLE 9 FEES TO THE MEMBERS AND THEIR AFFILIATES
ARTICLE 10 BOOKS AND RECORDS, BANK ACCOUNTS, REPORTS AND TAX RETURNS
ARTICLE 11 DISPOSITIONS OF INTERESTS IN THE COMPANY
ARTICLE 12 POWER OF ATIORNEY
ARTICLE 13 DISSOLUTION, TERMINATION, AND WINDING UP
ARTICLE 14 MISCELLANEOUS